Exhibit 10.21

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated June 11, 2021 and is entered into by and between NHC/OP, L.P. (“NHC”) and Norman C. McRae (“McRae”) and McRae Investment Company, LLC, a Tennessee limited liability company (“McRae Investment”)(McRae and McRae Investment sometimes collectively referred to as the “Sellers”). NHC and Sellers may be referred to together as the “Parties” or the “Partners” or separately as a “Party” or a “Partner.”

RECITALS

A.	Caris Healthcare, LP is a Tennessee Limited Partnership (“Caris”) that operates hospice agencies in multiple states (the “Business”).

B.	As of entry into this Agreement, Caris is owned as follows:

NHC - 74.6% (Limited Partnership Interest)
McRae - 17.4% (Limited Partnership Interest) (“McRae LP Interest”)
McRae Investment - 7.0% (Limited Partnership Interest) (“McRae Investment LP Interest”)
National Hospice, Inc. - 1% (General Partnership Interest)

The Partnership Interest of a Party is its “Partnership Interest”.

C.

Caris is the fee simple owner of the real property located at 10651 Coward Mill Rd, Knoxville, TN 37931 and 2140 East Andrew Johnson Highway, Greeneville, TN 37745 (the “Real Property”). Caris also owns certain personal property and equipment used to conduct the Business (the “Personal Property”).

D.	National Hospice, Inc. (“NH”) is a Tennessee corporation owned 50% by Seller and 50% by NHC. NH owns 1% of Caris and serves as its sole general partner.

E.	McRae Investment is owned by McRae, his wife and trusts established by them for their family.

F.

The Parties have come to an agreement whereby Sellers will sell and NHC will purchase Sellers’ entire equity interest in Caris which consists of: (i) McRae’s17.4% limited partnership interest in Caris (the “McRae LP Interest”), (ii) McRae Investment’s 7.0% limited partnership interest in Caris (the “McRae Investment LP Interest”), and (iii) McRae’s 50% stock ownership interest in NH (the “Stock”).

AGREEMENTS

In consideration of the mutual promises herein contained, and for the payment of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Summary of Transaction.  As set out in the Recitals, NHC, and Sellers currently own 100% of the limited partnership interests in Caris, and NHC and McRae currently own 100% of the issued and outstanding stock of NH, which is the sole general partner of Caris. Pursuant to the terms of this Agreement, NHC will purchase from Sellers the McRae LP Interest and the McRae Investment LP Interest, along with the Stock from McRae (the “Transaction”). Upon closing of the Transaction, NHC will own one hundred percent (100%) of the limited partnership interests in Caris and 100% of the issued and outstanding shares of NH. Sellers will take all steps necessary to ensure NHC has 100% ownership in Caris and NH at Closing.

2.

Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, at the Closing, (a) McRae shall sell, assign, transfer, convey, and deliver to NHC, and NHC shall purchase and acquire from McRae, all of McRae’s McRae LP Interest in Caris and McRae’s Stock in NH and (b) McRae Investment shall sell, assign, transfer, convey and deliver to NHC, and NHC shall purchase and acquire from McRae Investment all of McRae Investment’s McRae Investment LP Interest in Caris, for the aggregate purchase price of Thirty-Eight Million Nine Hundred Forty-Five Thousand Three Hundred Eighty-Six and No/100 Dollars ($38,945,386.00) (the “Purchase Price”). The Purchase Price will be paid in cash at Closing subject to the Escrow Fund as set forth in Section 8 hereinbelow. The Purchase Price will be paid to Sellers and will be allocated as reflected on Exhibit A attached and incorporated herein by this reference, and the Parties agree to use such allocation in their respective tax filings and for the future tax filings of Caris and NH.

3.

Due Diligence.  NHC shall have a due diligence period beginning April 27, 2021 (the date upon which the LOI for the Transaction was agreed to and accepted by the Parties) and continuing through June 10, 2021 (the “Due Diligence Period”). During the Due Diligence Period, NHC shall have the opportunity to satisfy itself as to any and all aspects of the Transaction, including, but not limited to, reviewing the books, financial documents, operating contracts, leases, and tax returns of Caris and NH, as well as applicable licensure information, laws and regulations. Sellers shall cooperate to cause Caris and NH to make all such due diligence materials available to NHC that are not otherwise already available to NHC. NHC shall have access to Caris employees for purposes of interviews and/or to obtain relevant information and/or documents. NHC shall be permitted during the Due Diligence Period to satisfy itself as to all regulatory and compliance matters related to the Transaction, including, without limitation, the transfer of any licensure and/or governmental permits or other notices required for or as a result of the Transaction. NHC shall have access at reasonable times to the Caris Real Property for inspection and survey. NHC shall be permitted to terminate this Agreement upon written notice for any reason during the Due Diligence Period. These rights of NHC are in addition to the rights it possesses to inspect and have information of all aspects of Caris, NH and the Business by virtue of currently being a Partner in Caris, a shareholder in NH, and having its representatives serve on the board of directors of NH.

4.

Balance Sheet Distribution.   At Closing, in addition to his portion of the Purchase Price, McRae will also receive (a) a balance sheet cash distribution of 17.4% of the Caris book balance of cash as of 11:59 p.m. the day prior to Closing; (b) 50% of the NH book balance of cash as of 11:59 p.m. the day prior to Closing; and (b) 71.3% of an additional $1,298, 263.00 of cash from the Caris balance sheet in exchange for his interest in any other assets (non-cash) on the balance sheet at the time of Closing. At the Closing, in addition to its portion of the Purchase Price, McRae Investment will also receive (a) a balance sheet cash distribution of 7.0% of the Caris book balance of cash as of 11:59 p.m. the day prior to Closing; and (b) 28.7% of an additional $1,298,263.00 of cash from the Caris balance sheet in exchange for its interest in any other assets (non-cash) on the balance sheet at the time of Closing.

5.

Representations and Warranties. Sellers, shall, jointly and severally, and hereby do represent and warrant to NHC, as follows, all of which, except the representations in Section 5a, the first sentence of Section 5b, , and Section 5m which survive for the longest period permitted by the applicable statute of limitations, shall survive for a period of twenty-four (24) months after the date of Closing and are material to this Agreement:

a.

McRae is the sole legal and beneficial owner and holder of the McRae LP Interest and the Stock free and clear of any and all liens, other than those liens and transfer restrictions set forth in the entity documents for Caris and NH. McRae Investment is the sole legal and beneficial owner and holder of the McRae Investment LP Interest free and clear of any and all liens, other than those liens and transfer restrictions set forth in the entity documents for Caris. At Closing, NHC will receive good and valid title to the McRae LP Interest, the McRae Investment LP Interest and the Stock free and clear of any liens. Except for the McRae LP Interest, the McRae Investment LP Interest and the Stock, neither Seller has, and immediately following Closing will not have any statutory or contractual pre-emptive rights, co-sale rights, rights to first refusal or similar rights to acquire any partnership interest in Caris or stock of NH. Sellers represent that neither McRae nor McRae Investment has assigned any of the McRae LP Interest, the McRae Investment LP Interest or the Stock, directly or indirectly, in whole or in part, to any party

b.

Each Seller has the power and authority to enter into this Agreement and to convey title to the McRae LP Interest, the McRae Investment LP Interest and Stock, as applicable, without the consent of any other person or entity other than the Partners of Caris and/or shareholders of NH, as the case may be. The execution, delivery and performance of this Agreement and each other agreement to which each Seller will be a party does not to his or its actual knowledge (a) violate or conflict with the charter, bylaws or any shareholder agreement of NH or the certificate of limited partnership or limited partnership agreement of Caris, or (b) conflict with, result in breach of any of the provisions of, constitute a default (or any event which would with the passage of time or the giving of notice or both, constitute a default) under, result in a violation, termination, amendment, suspension, modification, abandonment or acceleration of payment (or right to terminate) or require a consent under any material contract or material permit or license that is binding upon or enforceable against Sellers.

c.

To Sellers’ actual knowledge without investigation, Caris and NH are both properly organized and in good standing in their respective states of organization and all states in which they operate or conduct Business.

d.	To Sellers’ actual knowledge without investigation, any subsidiary of Caris is wholly owned by Caris and Caris owns all of the outstanding ownership interests of any such subsidiaries.
e.

To Sellers’ actual knowledge without investigation, all tax returns required to be filed by Caris, NH and any of their subsidiaries have been duly filed, and, based solely on financial statements provided to Sellers and NHC officers from the Caris staff and the Caris accountants, Caris, NH and/or their subsidiaries, as the case may be, have paid or adequately provided for any and all taxes shown by such returns to be due and payable.

f.

To Sellers’ actual knowledge without investigation and based solely on and qualified to not include any matters of non-compliance identified on any quarterly “corporate compliance plan and results” report provided to Sellers and NHC officers from Caris staff (the “Compliance Reports”), there are no suits, governmental proceedings, audits, investigations, formal or informal inquiries, or litigations pending or, threatened against Caris, NH, any subsidiary, or against or involving the Real Property or the Business, other than a “threat to sue” letter dated August 17, 2020, for the Greeneville location reflected in due diligence materials reviewed by NHC.

g.

To Sellers’ actual knowledge without investigation, the building and all improvements on the Real Property, including, without limitation, HVAC, roof, parking areas, windows, doors and means of ingress/egress are in a good and workman like condition, reasonable wear and tear excepted. To Sellers’ actual knowledge without investigation, the Real Property is properly zoned for its use and is in compliance with all federal, state, and local laws and regulations.

h.	Sellers have not received any notice of condemnation and has no actual knowledge of any pending or impending condemnation proceedings that may affect the Real Property.
i.

(1) Neither Sellers nor, to Sellers’ actual knowledge without investigation, Caris has received any written notices of (i) any material claims against the Real Property, (ii) any violation of any laws, ordinances or other governmental regulations applicable to the Real Property, including, without limitation, any local zoning regulations or subdivision regulations; and (2) to Sellers’ actual knowledge without investigation, to the extent that any improvements have been made to the Real Property or any work performed with respect to the Real Property, all lienors in connection with said improvements or work have been or will be paid in full when due.

j.

To Sellers’ actual knowledge without investigation, with respect to the Real Property, there are no known violations of any restrictive covenant, nor are there any active cases involving boundary disputes with adjoining property owners or property line encroachments.

k.

To Sellers’ actual knowledge without investigation and based solely on and qualified to not include any matters of non-compliance identified on any of the Compliance Reports, (i) Caris is in compliance with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Laws”) which are applicable to its Business and the Real Property; (ii) Caris has received no notice from any governmental authority or third party of an asserted claim under Environmental Laws; (iii) Caris will not be required to make future material capital expenditures to comply with Environmental Laws; and (iv) no portion of the Real Property which is owned, leased or occupied by Caris has been designated as a Superfund site pursuant to the Comprehensive Response, Compensation, and Liability Act of 1980, as amended or is subject to a “Brownsfield” type agreement, or otherwise designated as a contaminated site under applicable state or local law.

l.

To Sellers’ actual knowledge without investigation, Caris and/or its subsidiaries are properly licensed to conduct its Business in any and all states in which they operate, and to Sellers’ actual knowledge without investigation and based solely on and qualified not to include any matters of non-compliance identified on any of the Compliance Reports, Caris and/or its subsidiaries are compliant with all applicable laws, rules, and regulations related to the operation of its Business.

m.	Sellers represent that they are solvent and have made adequate provision for payment of their debts to the extent same could materially impact this Transaction.
n.

Based solely on matters disclosed in the Compliance Reports, Sellers have no actual knowledge of any current, pending, or potential Government Claims or Loss (as such term is defined in Section 8 hereinbelow) against Caris or NH, but has made no investigation to verify same.

o.

To Sellers’ actual knowledge without investigation and based solely on and qualified to not include any matters of non-compliance identified on any of the Compliance Reports, Caris is not in any material breach or violation of any lease agreement or payor agreement to which it is a party.

p.

To Sellers’ actual knowledge without investigation and based solely on and qualified to not include any matters of non-compliance identified on any of the Compliance Reports, Caris and its Business are being operated compliant with all applicable health care laws and regulations in all material respects. To Sellers’ actual knowledge without investigation and based solely on and qualified to not include any matters of non-compliance identified on any of the Compliance Reports, Caris and its Business is and has been in compliance and in good standing in all material respects with all federal health care programs, health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans and other third party reimbursement and payment programs in which Caris is a participating provider and all state health care programs (collectively “Payment Programs”). To Sellers’ actual knowledge and without investigation and based solely on and qualified to not include any matters of non-compliance identified on any of the Compliance Reports, there are no pending or threatened terminations, cancellations, suspensions, amendments, changes or modifications to the participation by Caris in any Payment Program

q.

To the actual knowledge of Sellers without investigation and based solely on and qualified to not include any matters of non-compliance identified on any of the Compliance Reports, Caris is not in violation or breach of any contract or agreement to which it is a party in any material respect.

r.

To the actual knowledge of Sellers without investigation and based solely on financial statements provided to Seller and NHC officers from the Caris staff and the Caris accountants, Caris does not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations reflected or reserved against in Caris’ audited December 31, 2021 balance sheet or the April 30, 2021 unaudited balance sheet and for current liabilities incurred in Caris’ ordinary course of business since April 30, 2021.

s.

There are no contracts, transactions, indebtedness, payable, receivable, or other arrangement between Caris, NH, on the one hand, and either of the Sellers or any of either Sellers’ affiliates, on the other hand, in each case other than bona fide employment arrangements.

6.

Contingencies. The Closing is contingent upon (a) satisfactory completion of all due diligence and expiration of the Due Diligence Period, unless sooner waived by NHC; and (b) evidence and opinions satisfactory to NHC that the Transaction will meet and not violate any and all applicable federal and/or state laws and will meet all regulatory healthcare and other compliance requirements, and (c) delivery by NHC and Sellers of the deliverables set forth below.

7.	Closing. The consummation of the transaction contemplated by this Agreement (the “Closing”) will occur on or before June 11, 2021.

a.	At the Closing, Sellers must deliver the following to NHC:

	i.	An executed assignment(s) from Sellers of their respective LP Interest , and any and all of their interest in the Business and Personal Property to NHC (the “Partnership Assignments”), in forms substantially as shown on collective Exhibit “B.”

	ii.	An executed lost stock certificate affidavit (as needed), assignment, stock power and/or properly endorsed stock certificate(s) from McRae for McRae’s Stock ownership interest in NH in a form substantially as shown on Exhibit “C.”
	iii.	An executed non-compete and non-solicitation agreement on a form substantially as shown on Exhibit “D” executed by Sellers.
	iv.	An executed Release from each of the Sellers on a form substantially as shown on Exhibit “E.”
	v.	An executed certificate of the Sellers, dated as of the Closing Date, certifying that the representations and warranties of Sellers set forth in Section 5 above are true and correct in all material respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date).
	vi.	A resolution and approval from each of Caris NH, and McRae Investment authorizing entry into this Agreement and the Transactions contemplated by this Agreement, executed by Sellers.
	vii.	An executed resignation letter from McRae resigning from any employment and/or office or directorship of Caris and NH and evidencing an immediate termination of all compensation and benefits, except as may otherwise be specified in this Agreement.
	viii.	An executed settlement statement or funds flow statement.
	ix.	Any other document reasonably requested by NHC consistent with the terms hereof.

b.	At the Closing, NHC must deliver to Sellers:

	i.	The Partnership Assignments from Sellers executed by NHC.
	ii.	The non-compete and non-solicitation agreements referred to in Section 7(a)(iii) above executed by NHC.
	iii.	The Release referenced to in Section 7 (a)(iv) above executed by NHC.
	iv.	The resolution and approval from each of Caris and NH referred to in Section 7(a)(vi) above executed by NHC and officers of NHC.
	v.	The Purchase Price and all other amounts required to be paid by NHC in immediately-available funds in lawful money of the United States of America.
	vi.	An executed settlement statement or funds flow statement.
	vii.	Any other document reasonably requested by Sellers consistent with the terms hereof.

c.	The parties agree to coordinate the Closing through document exchange without the need to meet in a single location. Except as otherwise specified by Section 12(d) hereinbelow, all costs, expenses and attorney fees associated with this Agreement and the Closing shall be paid by the party that incurred the said cost, attorney’s fees and/or expense.

8.	Escrow Fund.

a.

At the Closing, Three Million Dollars ($3,000,000.00) of the Purchase Price (the “Escrow Fund”) will be deposited with Pinnacle Bank, with offices in Knoxville, Tennessee, as escrow agent under a separate escrow agreement to be attached as Exhibit “E” to this Agreement. $2,139,000.00 of the Escrow Fund is McRae’s pro rata portion of the Escrow Fund, and $861,000.00 of the Escrow Fund is McRae Investment’s pro rata portion of the Escrow Fund. The Sellers shall have the right to determine the investment strategy of the Escrow Fund; provided, however, it must be commercially reasonable and comply with the “prudent person” standard. The Escrow Fund shall be available for a period of twenty-four (24) months following Closing (the “Escrow Fund Term”) to compensate NHC for Sellers’ 24.9% portion of (i) any government stimulus money received by Caris because of the COVID-19 pandemic that is recouped, subject to recoupment, or claimed by the government (a “Government Claim”); and/or (ii) any and all losses (whether or not involving a third-party claim) not fully covered by insurance that are paid, incurred, sustained or accrued by NHC or Caris as a result of (a) any breach or violation of, or inaccuracy in, any representation or warranty in this Agreement, or a breach of this Agreement by Sellers, in any material respect, and/or (b) Sellers’ 24.9% portion of any liability of Caris unknown to the Parties at Closing or actually known by Sellers at Closing but undisclosed to NHC (any claim under (ii)(a) or (b) is a “Loss”).

b.

In the event NHC becomes aware of a Government Claim or Loss during the Escrow Fund Term, a sufficient amount of the Escrow Fund to resolve the Government Claim or Loss (up to the total in the Escrow Fund) shall be held in the Escrow Fund until the Government Claim or Loss is resolved (an “Escrow Hold”). NHC will give the Sellers, reasonably prompt notice of any Government Claim or alleged Loss, at which time Sellers may investigate the Government Claim and/or alleged Loss and, as appropriate, participate in any defense (defense costs of Sellers shall be paid from the Escrow Fund). NHC may not make any claim against the Escrow Fund unless and until the aggregate Losses or Government Claim paid, incurred, sustained and/or accrued (anticipated or to be paid, incurred, sustained, or accrued) exceeds Two Hundred Thousand Dollars ($200,000.00).

c.

Any funds in the Escrow Fund not subject to an Escrow Hold will be distributed 71.3% to McRae and 28.7% to McRae Investment, one-third (1/3) of the then available balance on the day twelve (12) months after Closing; one-half (1/2) of the then available balance in said percentages to McRae and to McRae Investment on the day eighteen (18) months after Closing; and any remaining funds shall be distributed in said percentages to McRae and to McRae Investment on the day twenty-four (24) months after Closing. Any funds in the Escrow Fund subject to an Escrow Hold will be so held until the subject of the hold is paid or resolved. Any funds then remaining in the Escrow Fund shall be, at that time, released in said percentages to McRae and to McRae Investment.

9.

Non-Competition and Non-Solicitation Agreement. Each Seller will enter (i) a non-compete agreement preventing Sellers from competing with Caris or NHC for a period of three (3) years following Closing; and (ii) a non-solicitation agreement prohibiting solicitation of Caris employees or its patients/customers/providers for a period of three (3) years following Closing in the form substantially as shown on Exhibit “D,” which may be extended for two (2) additional one (1) year terms. A reasonable portion of the Purchase Price agreed to by Sellers and NHC may be allocated to these agreements at NHC’s election.

10.

Broker Fees. No Party has used or engaged a broker. As such, each Party represents and warrants to the other that no brokerage fees are owed to any broker, and each shall indemnify and hold the other Party harmless from and against same.

11.	Indemnification.

a. Subject to the conditions and provisions of this Section 11, Sellers hereby, jointly and severally, agree to indemnify, defend, and hold harmless NHC, its affiliates, directors, officers, managers, shareholders, employees, subsidiaries, parent companies, successors and assigns, from and against and in respect of all claims asserted against, resulting to, imposed upon, or incurred by, NHC or Caris after Closing (whether such claims are by, against, or related to NHC, Caris, NH, Sellers, or any other person, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any breach of any representation or warranty in this Agreement in any material respect, noncompliance with conditions or other agreements given or made by Sellers in this Agreement or in any document furnished by Sellers pursuant to this Agreement, or any act of fraud or intentional, willful or grossly negligent misconduct of Sellers; provided, however, that with respect to the representations and warranties in Section 5 and elsewhere in this Agreement, such indemnity shall be limited to recovery by NHC from the Escrow Fund during the Escrow Fund Term so long as it is available in accordance with the terms of Section 8 above, but no further or otherwise, and further provided that the representations and warranties in Section 5a, the first sentence of Section 5b and Section 5m shall not be limited.

b. Subject to the conditions and provisions of this Section 11, NHC hereby agrees to indemnify, defend, and hold harmless Sellers and their affiliates, heirs, personal representatives, successors and assigns, from and against and in respect of all claims asserted against, resulting to, imposed upon, or incurred by Sellers after Closing (whether such claims are by, against, or related to NHC, Caris, NH, Sellers or any other person, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any noncompliance with conditions or other agreements given or made by NHC in this Agreement or in any document furnished by NHC pursuant to this Agreement, any act of fraud or intentional, willful or grossly negligent misconduct of NHC, or the operations and Business of Caris and NH after Closing.

12.

Arbitration. Except for a claim to enforce an arbitration award, or for injunctive relief, all disputes, claims, or controversies arising from or relating to this Agreement or the relationships resulting from this Agreement, whether now or hereafter arising, and whether sounding in tort, contract, or otherwise, shall be resolved by binding arbitration under the Commercial Arbitration Rules and mediation procedures of the American Health Law Association (“AHLA”). The arbitration may be initiated by any party by filing a claim for arbitration with the AHLA or comparable association should AHLA be unwilling or unable to participate in the Arbitration. Any arbitration shall be conducted in Knoxville, Tennessee. The decision in writing of the arbitrator shall be final and binding on the parties and shall include reasons supporting the award. The arbitrator shall have the power to award any relief that could be awarded by a court of competent jurisdiction. The award rendered by the arbitrator shall be final and binding and may be entered by any court of competent jurisdiction. The rules of arbitration shall be the most recent version of the Commercial Arbitration Rules of the AHLA. The law of the State of Tennessee shall control. The arbitrator shall identify the prevailing and the non-prevailing party and the non-prevailing party shall be responsible for the prevailing party’s reasonable expenses and attorney fees associated with the arbitration. All documents, briefs, and filings shall, to the fullest extent possible under law, be kept confidential, except as otherwise required by law or in an enforcement proceeding in a court of competent jurisdiction.

13.	Miscellaneous.

a.

COBRA Payments. NHC or Caris shall reimburse McRae in an amount equal to COBRA health insurance payments actually incurred by Seller for a period up to eighteen (18) months following Closing. To the extent McRae incurs such COBRA expense, McRae shall submit same as incurred, which will then be reimbursed to McRae within thirty (30) days.

b.

Further Assurances. Sellers and NHC hereby agree to execute such further instruments or take such further action as may reasonably be required to effectuate the transactions contemplated by this Agreement. The obligations in this paragraph shall survive Closing.

c.

Counterparts. This Agreement may be executed in one or more counterparts and, notwithstanding that all of the parties did not execute the same counterpart, each of such counterparts shall, for all purposes, be deemed to be an original, and all of such counterparts shall constitute one and the same instrument binding on all of the parties hereto. It shall not be necessary that all parties sign the same counterpart. The parties intend that any facsimile or electronic copy of a signature to this Agreement will have the effect of an original and it is not necessary to confirm facsimile execution or electronic mail delivery by delivery of the original that was transmitted by facsimile or electronic mail.

d.

Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own fees, costs, and expenses (including legal, accounting, consulting, and investment advisory fees and expenses) incurred in connection with this Agreement and the other documents executed in connection with this Agreement (collectively, the “Transaction Documents”), and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, if NHC terminates this Agreement during the Due Diligence Period for any reason other than a misrepresentation of material fact under this Agreement as to a matter not otherwise known to NHC, then NHC will reimburse and pay to Seller Seller’s reasonable attorney fees associated with the LOI and this Agreement in an amount not to exceed Seven Thousand Five Hundred Dollars ($7,500.00).

e.

Assignment. Neither this Agreement nor any rights, obligations, liabilities, covenants, duties or responsibilities hereunder, may be assigned by any party, in whole or in part, without the prior written consent of the other parties, which consent may be withheld for any reason, except that NHC may assign its rights to an affiliate of NHC without Sellers’ approval. Any assignment in violation of the foregoing shall be deemed automatically void. No assignment by a party of this Agreement shall relieve such party of any of its obligations, liabilities, covenants, duties, or responsibilities hereunder.

f.

Preparation of Agreement. The Partners and their respective counsel, if so chosen, participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

g.

Notices. All notices and communications which are required or may be given to a party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of: (i) if sent by U.S. certified mail, postage prepaid, return receipt requested, three (3) days after being deposited in the United States mail, addressed as requested by the terms of this Agreement, (ii) if personally delivered, then the date of such personal delivery, and (iii) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date of delivery shown on the notice of delivery:

If to NHC:

NHC/OP, L.P.
100 E. Vine St.
Murfreesboro, TN 37130

Attention: Steve Flatt

Email: sflatt@nhccare.com

with a copy (which shall not constitute notice or constructive notice) to:

National Healthcare Corporation

100 E. Vine Street

Murfreesboro, TN 37130

Josh A. McCreary, General Counsel

Email: josh.mccreary@nhccare.com

If to Sellers:

Mr. Norman C. McRae

1924 Oakleigh Way

Knoxville, TN 37919
nmcrae1962@comcast.net

Email: mccrae1228@comcast.net

with a copy (which shall not constitute notice or constructive notice) to:

Mr. David W. Long

Long, Ragsdale & Waters, P.C.

1111 N. Northshore Dr., Suite S-700

Knoxville, TN 37919

Email: dlong@lrwlaw.com

The parties may change the addresses and email addresses to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this subsection.

g.

Entire Agreement. This Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties pertaining to the subject matter hereof and thereof and, except as may be otherwise provided in this Agreement, supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties pertaining to the subject matter hereof or thereof. There are no representations, warranties or other agreements between the parties relating to the subject matter of this Agreement except as specifically set forth in this Agreement and the Transaction Documents and neither party has relied on any representations, warranties, or other agreements not set forth in this Agreement or the other Transaction Documents. No party shall be bound by or liable for any alleged representation, warranty, promise, inducement, statement of intention or other agreement not so set forth.

h.	Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

i.

Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer to any person other than the Parties any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

j.

Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party waiving compliance. No course of dealing on the part of a party, or its officers, directors, members, managers, employees, agents, or other representatives, nor any failure by a party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by a party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

k.	Waiver of Right to Trial by Jury. With respect to any matter where arbitration is not required, each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or other Proceeding arising out of or relating to this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby.

l.	Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the applicable parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions and other agreements contemplated hereby are fulfilled to the fullest extent possible, and if despite such good faith negotiations, the applicable parties are unable to agree to such modification, such parties request that a court of competent jurisdiction modify the offending provisions of this Agreement so as to effect the original intent of the parties as closely as possible in a lawful manner to the end that the transactions and other agreements contemplated hereby are fulfilled to the fullest extent possible.

m.	Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. As used in this Section, “Business Day” means any day other than a Saturday or Sunday or Federal Holiday.

n.	No Registration. The Parties acknowledge and agree that the Partnership Interests and Stock have not been registered under the Securities Act of 1933, as amended, or under the securities law of any state and to their actual knowledge without investigation have been issued under exemption that depends, in part, on the intent of the owners not to sell or transfer such interests in any manner not permitted by such laws. Such interests may not be further sold, transferred, pledged, or hypothecated, except in compliance with the Act and any other laws or regulations that may be applicable.

o.	Amendment/Waiver of Partnership Agreement. The assignment of the McRae LP Interest and of the McRae Investment LP Interest as contemplated by this Agreement is permitted pursuant to Tennessee Code Annotated §61-2-702. The Parties acknowledge and agree that to the extent any term or condition in the Caris Healthcare, L.P. Limited Partnership Agreement, as amended, the Certificate of Limited Partnership of Caris or the Charter, as amended, bylaws or any shareholder agreement of NH conflicts with the terms of this Agreement and the Transaction contemplated in this Agreement, such provisions shall be and hereby are amended to the extent necessary or appropriate to carry out the terms of this Agreement. The Parties waive any and all rights to notice regarding same. Notwithstanding the foregoing, in the event that the Transactions contemplated hereby do not fully close (regardless of the reason for such failure), the full and complete terms and conditions of the said partnership agreement and the corporate documents of NH as the same existed immediately prior to the execution hereof shall be reinstated and shall continue in full force and effect.

p.	Name Assignment. Sellers claim no individual rights in or to the name “Caris Healthcare,” “Caris,” or similar derivative, but at Closing will assign, without warranty, any right, title, or interest he may have in or to such name.

q.	Continuation of Partnership. The Parties acknowledge and agree that NHC may continue Caris and the Business following Closing without dissolution. After the Closing, NHC agrees that, regardless of whether it continues Caris and the Business without dissolution, (i) it shall continue to maintain and cause Caris to continue to maintain Caris’ books and records in substantially the same manner after the Closing Date, for the tax year of the sale, that Caris has historically, (ii) shall not make and shall cause Caris not to make a tax election that could result in a material tax burden to Sellers that would not exist if the election had not been made, and (iii) shall cause Caris to use an interim closing of the books method on the Closing Date for purposes of allocations to Sellers for the year of close.

r.	Survival. The representations, warranties, and covenants (including but not limited to post-closing indemnity obligations) in this Agreement and all terms that by necessity survive Closing, shall survive after Closing or for a specific period of time set forth herein.

s.	Public/SEC Filings. NHC shall be permitted to make any and all notice and/or public filings regarding the Transaction and this Agreement required or appropriate as a publicly traded company without prior approval from Sellers.

t.	Governing Law and Venue. This Agreement, the application and interpretation hereof, and all disputes arising in connection herewith, shall be governed exclusively by its terms and by the laws of the State of Tennessee, without regard to conflicts of law principles. Subject to Section 12 above, each Party agrees that jurisdiction and venue for any action arising from or relating to this Agreement, the transactions contemplated by this agreement or any other document executed in connection herewith, including matters concerning validity, construction, performance, or enforcement, shall be exclusively brought in the Court of Chancery of the State of Tennessee in and for Knox County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Tennessee, County of Knox, or in the United States District Court for the Eastern District of Tennessee (provided, however, a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. Each Party stipulates and agrees that it is subject to personal jurisdiction in Tennessee and irrevocably waives any objection based on forum non conveniens with respect to any such court, and irrevocably waives any objection to venue of any such court. This paragraph is intended to fix the location of potential litigation between the Parties and does not create any causes of action or waive any defenses or immunities to suit.

[Signatures to Follow]

EXECUTED to be effective as of the date first above written although not necessarily executed on such date.

NHC:

NHC/OP, L.P.,

a Delaware limited partnership

By:         NHC/Delaware, Inc.

a Delaware corporation

Its General Partner

By:         /s/ R. M. Ussery

Name:         R. M. Ussery

Title:         V.P.

SELLERS:

/s/ Norman C. McRae

Norman C. McRae

McRAE INVESTMENT COMPANY, LLC

By:   /s/ Norman C. McRae

Norman C. McRae, Manager

EXHIBIT “A”

PURCHASE PRICE ALLOCATION

EXHIBIT “B”

PARTNERSHIP ASSIGNMENT

EXHIBIT “C”

STOCK ASSIGNMENT/ STOCK POWER

EXHIBIT “D”

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

EXHIBIT “E”

ESCROW AGREEMENT